Exhibit 10.2
INTERDIGITAL, INC.
TERM SHEET FOR STOCK OPTION AWARD
(2018 Performance-Based)
InterDigital, Inc. (the “Company”), hereby grants to the Participant named below an option (the “Option”) to purchase the number of shares of the Company’s Common Stock specified below at the exercise price per Share (the “Exercise Price”) specified below, upon the terms and subject to the conditions set forth in this Term Sheet for Stock Option Award (the “Term Sheet”), the Standard Terms and Conditions of Stock Option Award (the “Standard Terms and Conditions”) and the equity plan specified below (the “Plan”). Capitalized terms not defined herein have the meanings set forth in the Plan or the Standard Terms and Conditions.
Plan:                 The Company’s 2017 Equity Incentive Plan
Name of Participant:        _____________________________
Grant Number:        _____________________________
Grant Date:            _____________________________
Expiration Date:        The 10th anniversary of the Grant Date
Target Shares Granted:    _____________________________
Type of Option:        ISO (to the maximum extent permissible by law)
Exercise Price:        _____________________________

Vesting Schedule:
The Option vests on March 15, 2021, if at all, subject to Participant continuing to be a Service Provider through such date and the achievement, as approved by the Compensation Committee of the Board, of the performance goals and parameters set forth in the Standard Terms and Conditions and Exhibit A attached thereto, provided that the Option may vest earlier pursuant to the Standard Terms and Conditions; any portion of the Option that did not become Eligible Shares (as defined in Exhibit A) on the first Approval Date, shall remain eligible for vesting on March 15, 2023, if at all, subject to Participant continuing to be a Service Provider through such date and the achievement, as approved by the Compensation Committee of the Board, of the performance goals and parameters set forth in the Standard Terms and Conditions and Exhibit A attached thereto; provided, in each case, that the Option may vest earlier pursuant to the terms of this Term Sheet and the Standard Terms and Conditions and Exhibit A attached thereto.

Pro-rated Vesting:
If Participant’s employment is terminated by the Company or any Parent, Subsidiary, or Affiliate of the Company (as applicable, the “Employer”) without Cause or by reason of Participant’s death or Disability, in each case, during the last year of a Performance Period (as defined in Exhibit A), the Option will vest as to a prorated portion, subject to Participant’s execution of a release of claims in favor of the Company within 60 days following termination of employment, except that no release is required for a termination of Participant’s employment due to death or Disability. Such pro-rata portion will be determined by multiplying the number of Shares subject to the Option that would otherwise have become Eligible Shares (as defined in Exhibit A) on the Approval Date for such Performance Period by the fraction equal to the number of days during the Performance Period that Participant was employed by the Employer divided by the total number of days during the Performance Period.
Notwithstanding the Termination Period section, on a qualifying termination described in this section, the Option will remain exercisable for 6 months after the Approval Date for such Performance Period. For clarity, on a qualifying termination described in this section, any unvested Shares will not immediately revert to the Plan on such termination. Instead such unvested Shares will remain eligible to vest on the Approval Date of such Performance Period and any vested Shares will remain exercisable for 6 months after the Approval Date.

Accelerated Vesting:
If Participant’s employment is terminated within 1 year following a Change in Control, either by the Employer other than for Cause, death, or Disability or by Participant for Good Reason, 100% of the then‑unvested portion of the Option will vest upon termination, subject to Participant’s execution of a release of claims in favor of the Company within 60 days following termination of employment.

Restricted Holding Period:
Notwithstanding anything herein or in the Plan to the contrary, by accepting this Option, Participant agrees that any Shares subject to the Option that are exercised (“Exercised Shares”) must be held and not otherwise disposed or transferred for a period of 2-years following the date of vesting (the “Transfer Restriction”). Participant agrees that the Company, in its sole discretion, may impose such reasonable procedures to administer the Transfer Restrictions, including requiring that Exercised Shares be retained with a broker designated by the Company with a stop-transfer order during the period of the Transfer Restriction. The Transfer Restriction shall lapse upon a Change in Control. For the avoidance of doubt, if this Option is exercised through a cashless exercise, then the Transfer Restriction does not apply to Shares sold simultaneously to cover the exercise price and tax withholding obligations.

Termination Period:
This Option will be exercisable for 6 months after Participant ceases to be a Service Provider for any reason other than termination of Participant’s Service Provider status for Cause, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for 12 months after Participant ceases to be a Service Provider; provided, however, that if Participant dies during such 6-month post-termination exercise period, the Option may be exercised following Participant’s death for 12 months after Participant’s death. If Participant’s Service Provider status is terminated by the Company for Cause, the entire Option, whether or not then vested and exercisable, will be immediately forfeited and canceled as of the date of such termination. Notwithstanding the foregoing sentence, in no event may this

Option be exercised after the Expiration Date listed above and may be subject to earlier termination as provided in Section 16(c) of the Plan.
By accepting this Term Sheet, Participant acknowledges that he or she has received and read, and agrees that the Option will be subject to, the terms of this Term Sheet, the Plan, and the Standard Terms and Conditions.